Exhibit 10.5

THIS NOTE, THE MAKER’S OBLIGATIONS HEREUNDER, AND THE PAYEE’S RIGHTS HEREUNDER, ARE SUBORDINATE TO CERTAIN SENIOR INDEBTEDNESS OF THE MAKER, AS, IN THE MANNER AND TO THE EXTENT PROVIDED IN THOSE CERTAIN SUBORDINATION AGREEMENTS OF EVEN DATE HEREWITH BY AND AMONG THE PAYEE AND CAPITAL TEMPFUNDS (AS SAME MAY BE AMENDED, MODIFIED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME).

$4,000,000	July , 2008

AMENDED AND RESTATED TERM NOTE

(Tranche B)

FOR VALUE RECEIVED, the undersigned, CRDENTIA CORP., a Delaware corporation (the “Maker”), hereby promises to pay to ComVest Capital, LLC, a Delaware limited liability company (“ComVest), or registered assigns (hereinafter, collectively with ComVest, the “Payee”), the sum of Four Million ($4,000,000) Dollars (the “Principal”), with interest thereon, on the terms and conditions set forth herein and in the Amended and Restated Revolving Credit and Term Loan Agreement of even date herewith by and between the Maker and ComVest (the “Loan Agreement”).  Terms defined in the Loan Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement.

Payments of principal of, interest on and any other amounts with respect to this Term Note (this “Note”) are to be made in lawful money of the United States of America.

1.                                       Payments.

(a)                                  Interest.  This Note shall bear interest (“Interest”) on Principal amounts outstanding from time to time from the date hereof at the rate of twelve and one-half (12.5%) percent per annum; provided, however, that during the continuance of any Event of Default under the Loan Agreement, the interest rate hereunder shall be seventeen and one-half (17.5%) percent per annum.  All Interest shall be computed on the daily unpaid Principal balance of this Note based on a three hundred sixty (360) day year, and shall be payable monthly in arrears on the first day of each calendar month commencing July 1, 2008, and upon the maturity hereof.

(b)                                 Principal.  The outstanding Principal of this Note shall be due and payable in full on February 28, 2011.

(c)                                  Non-Business Day.  If any scheduled payment date as aforesaid is not a business day in the State of Texas or the State of Florida, then the payment to be made on such scheduled payment date shall be due and payable on the next succeeding business day, with additional interest on any Principal amount so delayed for the period of such delay.

2.                                       Prepayment.

(a)                                  Optional Prepayment of Principal.  All or any portion of the unpaid Principal balance of this Note, together with all accrued and unpaid Interest on the Principal amount being prepaid, may at the Maker’s option be prepaid in whole or in part, at any time or from time to time, upon ten (10) days’ prior written notice to the Payee, provided that the Payee shall retain the right to convert all or any portion of such Principal amount called for prepayment, together with any or all Interest accrued thereon, at any time prior to the date fixed for prepayment, and thereafter until such prepayment is actually made.  Any optional prepayment of Principal hereunder paid on or prior to February 22, 2010 shall require the simultaneous payment of a prepayment premium in an amount equal to two (2%) percent of the Principal amount being prepaid; any optional prepayment made after February 22, 2010 may be made without premium or penalty.

(b)                                 Mandatory Prepayments of Principal.  The entire Principal balance of this Note, and all accrued and unpaid Interest hereunder, (i) shall be required to be prepaid upon the consummation of any Sale, and (ii) may be required to be prepaid upon the occurrence of any Event of Default.  In addition, all or a portion of the Principal of this Note shall be required to be prepaid as and to the extent provided in Section 2.02(b) of the Loan Agreement.

(c)                                  Application of Payments.  Any and all prepayments hereunder shall be applied first to any prepayment premium required under Section 2(a) above, then to unpaid accrued Interest on the Principal amount being prepaid, and then to Principal.

3.                                       Conversion.

(a)                                  Optional and Mandatory Conversion.  The Payee may, at its option, upon written notice to the Maker given at any time and from time to time, convert all or any portion of the unpaid Principal balance of this Note, and/or any accrued Interest thereon, into shares of common stock of the Maker (“Common Stock”), at a price of $0.30 per share of Common Stock (as same may be adjusted from time to time in accordance herewith, the “Conversion Price”).  The effective date of any conversion hereunder is herein referred to as the “Conversion Date.”  To the extent that this Note is converted only in part, then such conversion shall be treated as a prepayment of the Principal amount converted in accordance with Section 2(d) above, provided that no prepayment premium shall be required in respect of any conversion.

(b)                                 Mechanics of Conversion.  Upon notice to the Maker of the Payee’s conversion election as provided in Section 3(a), the Maker shall, in accordance with Section 3(c), issue to the Payee (or to the Payee’s designee(s) set forth in the Payee’s conversion election) the number of shares of Common Stock to which the Payee shall be entitled upon such conversion, and shall deliver or cause to be delivered to the Payee or such designee(s) the certificates representing such shares of Common Stock.  All shares of Common Stock issued or delivered upon any conversion hereunder shall, when issued or delivered, be duly authorized, validly issued, fully paid and nonassessable.  In lieu of any fractional shares to which the Payee would otherwise be entitled, the Maker shall pay cash equal to such fraction multiplied by the per share Conversion Price.

(c)                                  Issuance of Common Stock Upon Conversion.  Within a reasonable time, not exceeding five (5) Business Days after the Conversion Date, the Maker shall deliver or cause to be delivered, to or upon the written order of the Payee of this Note so converted, certificates representing the number of fully paid and nonassessable shares of Common Stock into which this

Note has been converted in accordance with the provisions of this Section 3.  If so requested by the Maker, the Payee shall, within a reasonable time (not exceeding five (5) Business Days after receipt by the Payee of such certificates), surrender this Note to the Maker for cancellation, against delivery of a replacement Note representing the remaining balance (if any) of this Note which has not been converted.  Subject to the following provisions of this Section 3, such conversion shall be deemed to have occurred on the Conversion Date, so that the Payee or the Payee’s designee(s) shall be treated for all purposes as having become the record Payee of such shares of Common Stock at such time.

(d)                                 Taxes on Conversion.  The issuance of certificates for shares for Common Stock upon the conversion of this Note shall be made without charge by the Maker to the converting Payee for any tax in respect of the issuance of such certificates and such certificates shall be issued in the name of, or in such names as may be directed by, the Payee of this Note; provided, however, that the Maker shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of any such certificate in a name other than that of the Payee of this Note, and the Maker shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Maker the amount of any such tax or shall have established to the satisfaction of the Maker that any such tax has been paid.

(e)                                  Adjustment of Shares.

(i)                                     Stock Dividends, Distributions or Subdivisions.  In the event that, at any time and from time to time from and after the date of this Note, the Maker shall issue additional shares of Common Stock (or securities convertible into Common Stock) in a stock dividend, stock distribution or subdivision paid with respect to Common Stock, or declare any dividend or other distribution payable in additional shares of Common Stock (or securities convertible into Common Stock) or effect a split or subdivision of the outstanding shares of Common Stock, then, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, the then-effective Conversion Price shall be proportionately decreased, and the number of shares of Common Stock issuable upon conversion of this Note shall thus be proportionately increased.

(ii)                                  Combinations or Consolidations.  In the event that, at any time and from time to time from and after the date of this Note, the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then, concurrently with the effectiveness of such combination or consolidation, the then-effective Conversion Price shall be proportionately increased, and the number of shares of Common Stock issuable upon conversion of this Note shall thus be proportionately decreased.

(iii)                               Other Dividends or Distributions.  If the Maker, at any time or from time to time after the issuance of this Note, makes a distribution to the holders of Common Stock which is payable in securities of the Maker other than Common Stock, then, in each such event, provision shall be made so that the Payee shall receive upon conversion of this Note, in addition to the number of shares of Common Stock, the amount of such securities of the Maker which would have been received if the portion of this Note so converted had been exercised for

Common Stock on the date of such event, subject to adjustments subsequent to the date of such event with respect to such distributed securities which shall be on terms as nearly equivalent as practicable to the adjustments provided in this Section 3(e)(iii) and all other adjustments under this Section 3(e).  Nothing contained in this Section 3(e)(iii) shall be deemed to permit the payment of any distribution in violation of the Loan Agreement.

(iv)                              Merger, Consolidation or Exchange.  If, at any time or from time to time after the date of this Note, there occurs any merger, consolidation, arrangement or statutory share exchange of the Maker with or into any other person or entity, then, in each such event, provision shall be made so that the Payee shall receive upon conversion of this Note the kind and amount of shares and other securities and property (including cash) which would have been received upon such merger, consolidation, arrangement or statutory share exchange by the Payee if the portion of this Note so converted had been exercised for shares of Common Stock immediately prior to such merger, consolidation, arrangement or statutory share exchange, subject to adjustments for events subsequent to the effective date of such merger, consolidation, arrangement or statutory share exchange with respect to such shares and other securities which shall be on terms as nearly equivalent as practicable to the adjustments provided in this Section 3(e)(iv) and all other adjustments under this Section 3(e).  Nothing contained in this Section 3(e)(iv) shall be deemed to permit any such transaction in violation of the Loan Agreement.

(v)                                 Recapitalization or Reclassification.  If, at any time or from time to time after the date of this Note, the shares of Common Stock issuable upon conversion of this Note are changed into the same or a different number of securities of any class of the Maker, whether by recapitalization, reclassification or otherwise (other than a merger, consolidation, arrangement or statutory share exchange provided for elsewhere in this Section 3(e)), then, in each such event, provision shall be made so that the Payee shall receive upon conversion of this Note the kind and amount of securities or other property which would have been received in connection with such recapitalization, reclassification or other change by the Payee if the portion of this Note so converted had been converted immediately prior to such recapitalization, reclassification or change, subject to adjustments for events subsequent to the effective date of such recapitalization, reclassification or other change with respect to such securities which shall be on terms as nearly equivalent as practicable to the adjustments provided in this Section 3(e)(v) and all other adjustments under this Section 3(e).

(vi)                              Extraordinary Dividends or Distributions.  If, at any time or from time to time after the date of this Note, the Maker shall declare a dividend or any other distribution upon the Common Stock payable otherwise than out of current earnings, retained earnings or earned surplus and otherwise than in shares of Common Stock, then the Conversion Price in effect immediately prior to such declaration shall be reduced by an amount equal, in the case of a dividend or distribution in cash, to the amount thereof payable per share of Common Stock or, in the case of any other dividend or distribution, to the value thereof per share of Common Stock at the time such dividend or distribution was declared, as determined by the Board of Directors of the Maker in good faith.  Such reductions shall take effect as of the date on which a record is taken for the purposes of the subject dividend or distribution, or, if a record is not taken, the date as of which the holders of record of Common Stock entitled to such dividend or distribution are to be determined.  Nothing contained in this Section 3(e)(vi) shall be deemed to permit the payment of any dividend or distribution in violation of the Loan Agreement.

(vii)                           Dilutive Issuances.  (A)  If the Maker, at any time or from time to time, issues or sells any Additional Shares of Common Stock (as defined below), other than as provided in the foregoing subsections of this Section 3(e), for a price per share (which, in the case of options, warrants, convertible securities or other rights, includes the amounts paid therefor plus the exercise price, conversion price or other such amounts payable thereunder) that is less than the Conversion Price then in effect, then and in each such case, the then applicable Conversion Price shall automatically be reduced as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received by the Maker for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued; provided, however, that upon the expiration or other termination of options, warrants or other rights to purchase or acquire Common Stock which triggered any adjustment under this Section 3(e)(vii), and upon the expiration or termination of the right to convert or exchange convertible or exchangeable securities (whether by reason of redemption or otherwise) which triggered any adjustment under this Section 3(e)(vii), if any thereof shall not have been exercised, converted or exchanged, as applicable, the number of shares of Common Stock deemed to be outstanding pursuant to this Section 3(e)(vii) shall be reduced by the number of shares as to which options, warrants and rights to purchase or acquire Common Stock shall have expired or terminated unexercised, and as to which conversion or exchange rights shall have expired or terminated unexercised, and such number of shares shall no longer be deemed to be outstanding; and the Conversion Price then in effect shall forthwith be readjusted and thereafter be the price that it would have been had adjustment been made on the basis of the issuance only of the shares of Common Stock actually issued.  For purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (x) the number of shares of Common Stock actually outstanding, (y) the number of shares of Common Stock into which this Note could be converted on the day immediately preceding the given date, and (z) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.  “Additional Shares of Common Stock” shall mean all shares of Common Stock, and all options, warrants, convertible securities or other rights to purchase or acquire Common Stock, issued by the Maker other than (i) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding on the date hereof (without giving effect to any voluntary reduction of the exercise price or conversion price thereunder), or hereafter issued from time to time pursuant to and in accordance with stock purchase or stock option plans as in effect on the date hereof, and (ii) shares of Common Stock and/or options, warrants or other Common Stock purchase rights for up to an aggregate of 5,000,000 shares of Common Stock (such number to be subject to adjustment in accordance with Sections 3(e)(i) and 3(e)(ii) above), where such options, warrants or other rights are issued both (x) with exercise prices per share of

Common Stock at the then-current fair market value of a share of Common Stock, as determined in good faith by the Board of Directors of the Maker or the Compensation Committee thereof, and (B) to employees, officers or directors of, or consultants to, the Maker or any Subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Maker’s Board of Directors or the Compensation Committee thereof, and by the Maker’s stockholders.

(B)                                In the event that the exercise price, conversion price, purchase price or other price at which shares of Common Stock are purchasable pursuant to any options, warrants, convertible securities or other rights to purchase or acquire Common Stock is reduced at any time or from time to time (other than under or by reason of provisions designed to protect against dilution), then, upon such reduction becoming effective, the Conversion Price then in effect hereunder shall forthwith be decreased to such Conversion Price as would have been obtained had the adjustments made and required under this Section 3(e)(vii) upon the issuance of such options, warrants, convertible securities or other rights been made upon the basis of (and the total consideration received therefor) (i) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exercise, conversion or exchange of such options, warrants, convertible securities or other rights, (ii) the issuance of all of the Common Stock and all other options, warrants, convertible securities and other rights to purchase or acquire Common Stock issued after the issuance of the modified options, warrants, convertible securities or other rights, and (iii) the original issuance at the time of the reduction of any such options, warrants, convertible securities or other rights then still outstanding.

(C)                                In no event shall an adjustment under this Section 3(e)(vii) be made if it would result in an increase in the then applicable Conversion Price.

(viii)                        Certificate of Adjustment.  Whenever the Conversion Price and/or the number of shares of Common Stock receivable upon conversion of this Note is adjusted, the Maker shall promptly deliver to the Payee a certificate of adjustment, setting forth the Conversion Price and/or shares of Common Stock issuable after adjustment, a brief statement of the facts requiring the adjustment and the computation by which the adjustment was made.  The certificate of adjustment shall be prima facie evidence of the correctness of the adjustment.

(ix)                                Successive Application.  The provisions of this Section 3(e) shall be applicable successively to each event described herein which may occur subsequent to the date of this Note and prior to the conversion in full of this Note.

(x)                                   Fractional Shares.  No fractional shares of Common Stock shall be issuable by reason of any adjustments made pursuant to this Section 3(e); and in lieu of any such fractional shares, the Maker shall pay cash therefor in accordance with Section 3(b) above.

(f)                                    No Impairment. The Maker will not, by amendment of its incorporation documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the

Payee of this Note against impairment.  In the event of any merger or consolidation in which the Maker is not the surviving entity, the Maker shall make appropriate arrangements in order that, upon any subsequent conversion of this Note, the Payee shall become entitled to receive the same securities or other consideration that such Payee would have received had such conversion been made immediately prior to the consummation of such merger or consolidation, subject to further adjustments, of the type provided in this Note, with respect to any events relating to any such securities occurring subsequent to the consummation of such merger or consolidation.

(g)                                 Common Stock Reserved.  The Maker shall at all times reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the full conversion of this Note into Common Stock.

(h)                                 Restricted Securities.  The shares of Common Stock issuable to the Payee hereunder (the “Shares”) may not, at the time of issuance, have been registered under any federal or state securities laws, and may constitute “restricted securities” within the meaning of federal and state securities laws.  By its receipt of Shares, if the Shares are not then the subject of an effective registration statement under the Securities Act, the Payee will be deemed to acknowledge and confirm that it is receiving such Shares for its own account for investment, and not with a view to the resale or distribution thereof in violation of any federal or state securities laws.

4.                                       Events of Default.  The occurrence or existence of an Event of Default under the Loan Agreement shall constitute a default under this Note and shall entitle the Payee to accelerate the entire indebtedness hereunder and take such other action as may be provided for in the Loan Agreement and/or in any and all other instruments evidencing and/or securing the indebtedness under this Note, or as may be provided under the law.

5.                                       Assignment.  This Note shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto, provided that the Maker may not assign any of its rights or obligations hereunder without the prior written consent of the Payee.

6.                                       Waiver and Amendment.  No waiver of a right in any instance shall constitute a continuing waiver of successive rights, and any one waiver shall govern only the particular matters waived.  Neither any provision of this Note nor any performance hereunder may be amended or waived except pursuant to an agreement in writing signed by the party against whom enforcement thereof is sought.  Except as otherwise expressly provided in this Note, the Maker hereby waives diligence, demand, presentment for payment, protest, dishonor, nonpayment, default, notice of any and all of the foregoing, and any other notice or action otherwise required to be given or taken under the law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended, modified or subordinated (by forbearance or otherwise) from time to time, without in any way affecting the liability of the Maker.  The Maker further waives the benefit of any exemption under the homestead exemption laws, if any, or any other exemption, appraisal or insolvency laws, and consents that the Payee may release or surrender, exchange or substitute any personal property or other collateral security now held or which may hereafter be held as security for the payment of this Note.

7.                                       Governing Law.  This Note shall be construed in accordance with and governed by the laws of the State of New York, except to the extent superseded by Federal enactments.

8.                                       Consent to Jurisdiction; Waiver of Jury Trial.  The Maker hereby consents to the jurisdiction of all courts of the State of New York and the United States District Court for the Southern District of New York, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of or with respect to this Note.  The Maker hereby waives the right to interpose any counterclaims (other than compulsory counterclaims) in any action brought by the Payee hereunder, provided that this waiver shall not preclude the Maker from pursuing any such claims by means of separate proceedings.  THE MAKER HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS WHICH IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS, AND ALSO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.  The Payee may file a copy of this Note as evidence of the foregoing waiver of right to jury trial.

9.                                       Usury Savings Clause.  All agreements between the Maker and the Payee are hereby expressly limited to provide that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Payee for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum amount which the Payee is permitted to receive under applicable law.  If, from any circumstances whatsoever, fulfillment of any provision hereof or of the Loan Agreement or any Loan Document thereunder, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstance the Payee shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of any of the Maker’s Obligations (as such term is defined in the Loan Agreement) to the Payee, and not to the payment of interest hereunder.  To the extent permitted by applicable law, all sums paid or agreed to be paid for the use, forbearance or detention of the indebtedness evidenced by this Note shall be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full, to the end that the rate or amount of interest on account of such indebtedness does not exceed any applicable usury ceiling.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date.  This provision shall control every other provision of all agreements between the Maker and the Payee.

10.                                 Collection Costs.  In the event that the Payee shall place this Note in the hands of an attorney for collection during the continuance of any Event of Default, the Maker shall further be liable to the Payee for all costs and expenses (including reasonable attorneys’ fees) which may be incurred by the Payee in enforcing this Note, all of which costs and expenses shall be obligations under and part of this Note; and the Payee may take judgment for all such amounts in addition to all other sums due hereunder.

11.                                 Effect on Prior Note.  This Note amends, restates and supercedes in its entirety the Term Note (Tranche B) dated February 22, 2008 issued by the Maker to ComVest, provided that this Note does not effect a novation of the outstanding obligations under such prior Amended and Restated Convertible Term Note (all of which obligations shall henceforth be evidenced by this Note).

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IN WITNESS WHEREOF, the Maker has executed this Note on the date first above written.

CRDENTIA CORP.

By:	/s/ John B. Kaiser
Name: John B. Kaiser
Title: Chief Executive Officer